Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

DATA STORAGE CORPORATION

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share(1)	Rule 457(o)	(2)	(3)	(3)	—	—
	Equity	Preferred Stock, par value $0.001 per share(1)	Rule 457(o)	(2)	(3)	(3)	—	—
	Debt	Debt Securities(1)	Rule 457(o)	(2)	(3)	(3)	—	—
	Other	Warrants(1)	Rule 457(o)	(2)	(3)	(3)	—	—
	Other	Units(1)	Rule 457(o)	(2)	(3)	(3)	—	—
	Unallocated (Universal) Shelf	—	Rule 457(o)	(2)	(3)	$50,000,000 (3)	0.0001476	$7,380	(4)

			Total Offering Amounts
			Total Fees Previously Paid					$—
			Total Fee Offsets
			Net Fee Due					$7,380

(1)	Separate consideration may or may not be received for securities that are issuable upon the conversion or exercise of, or in exchange for, other securities offered hereby.

(2)	There are being registered hereunder such indeterminate number of the securities of each identified class being registered as may be sold by the registrant from time to time at indeterminate prices, with the maximum aggregate public offering price not to exceed $50,000,000. Any securities registered hereunder may be sold separately or together with other securities registered hereunder.

(3)	The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b of the Instructions to the Calculation of Filing Fee Tables and related disclosure on Form S-3.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act.